UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

REXNORD CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

on July 27, 2017

To the Stockholders of Rexnord Corporation:

Rexnord Corporation will hold its annual meeting of stockholders at its corporate offices at the Water Council Building, 247 Freshwater Way, Milwaukee, Wisconsin 53204, on Thursday, July 27, 2017, at 9:00 a.m. Central Time, for the following purposes:

1.	To elect three directors to serve for three-year terms expiring in fiscal 2021;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Rexnord Corporation’s stockholders of record at the close of business on May 30, 2017, will be entitled to vote at the meeting or any adjournment of the meeting. On or about June 9, 2017, we expect to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report, as well as vote, online.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

June 8, 2017

You may vote in person or by using a proxy as follows:

• By internet:	Go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website. You will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call. You will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

247 Freshwater Way, Suite 300

Milwaukee, Wisconsin 53204

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JULY  27, 2017

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO STOCKHOLDERS?

A:    On or about June 9, 2017, Rexnord Corporation (“Rexnord”, “we” or the “Company”) expects to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q:	WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A:    Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each stockholder. As a result, we are mailing stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and annual report, and vote via the internet. Stockholders will not receive printed copies of the proxy material unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on July 27, 2017

The proxy statement and annual report to security holders are available at

http://www.astproxyportal.com/ast/17558

Q:	HOW CAN STOCKHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A:    Stockholders may request that paper copies of the proxy material, including an annual report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	http://us.astfinancial.com/proxyservices/requestmaterials.asp

• By e-mail:	info@amstock.com

• By telephone:	888-Proxy-NA (888-776-9962) in the United States or 718-921-8562 from other countries

When you make your request, please have available your personal control number contained in the notice we mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than July 13, 2017.

Q:	WHAT AM I VOTING ON?

A:    At the annual meeting you will be voting on two proposals:

1.	The election of three directors to serve for three-year terms expiring in fiscal 2021. This year’s board nominees are:

• Thomas D. Christopoul

• Paul W. Jones

• John S. Stroup

2.	A proposal to ratify the selection of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for fiscal 2018.

Q:	WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the board’s nominees for election as director.

2.	FOR the ratification of the selection of E&Y as the Company’s independent registered public accounting firm for fiscal 2018.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of E&Y as the Company’s independent registered public accounting firm for fiscal 2018. Consequently, abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

Q:	WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:	WHO MAY VOTE?

A:    You may vote at the annual meeting if you were a stockholder of record as of the close of business on May 30, 2017, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Rexnord had 103,716,778 shares of common stock outstanding. Any stockholder entitled to vote may vote either in person or by duly authorized proxy.

Q:	HOW DO I VOTE?

A:    You may vote either in person at the annual meeting or in advance of the meeting by authorizing – by internet, telephone or mail – the persons named as proxies on the proxy card, Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, to vote your shares in accordance with your directions. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote via the internet, as it is the most cost-effective method available. If you choose to vote your shares via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	A stockholder of record may go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website. You will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call. You will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name (for example, held through your broker or bank), then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form from the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future. To consolidate your accounts, please contact our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), toll-free at 1-800-937-5449.

Q:	WHAT IF I OWN SHARES AS PART OF REXNORD’S 401(k) PLAN?

A:    Stockholders who own shares as part of Rexnord’s 401(k) Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan.

Q:	WHO WILL COUNT THE VOTE?

A:    AST, our transfer agent, will use an automated system to tabulate the votes. Officers or employees of the Company will serve as the inspector(s) of election.

Q:	WHO MAY ATTEND THE ANNUAL MEETING?

A:    All stockholders of record as of the close of business on May 30, 2017, may attend the annual meeting. However, seating is limited and will be on a first arrival basis.

To attend the annual meeting, please follow these instructions:

•	Bring proof of ownership of Rexnord common stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Rexnord common stock through such broker or nominee and a form of identification.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary or acting secretary of the meeting and by voting in person at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

If a broker, bank or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker, bank or other nominee to determine whether, and if so how, such proxy can be revoked.

Q:	MAY I VOTE AT THE ANNUAL MEETING?

A:    If you vote through the internet or by telephone, or complete a proxy card, then you may still vote in person at the annual meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.

Q:	WHO IS MAKING THIS SOLICITATION?

A:    This solicitation is being made on behalf of Rexnord by its board of directors. Rexnord will pay the expenses in connection with the solicitation of proxies. Upon request, Rexnord will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Rexnord will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all stockholders; paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Rexnord who will not be separately compensated for those services. Rexnord has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies and to provide informational support and analysis for up to $13,000 plus expenses.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE FISCAL 2019 ANNUAL MEETING?

A:    We expect to hold our fiscal 2019 annual meeting of stockholders on July 26, 2018. Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Securities Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than February 9, 2018, in order for the proposal to be considered for inclusion in our proxy material for the fiscal 2019 annual meeting. To otherwise bring a proposal or nomination before the fiscal 2019 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between February 27, 2018, and March 29, 2018. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before February 27, 2018, or after March 29, 2018, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:	WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:    The address of the Corporate Secretary is:

Rexnord Corporation

Attn: Patricia M. Whaley

247 Freshwater Way, Suite 300

Milwaukee, Wisconsin 53204

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by March 30, 2017. We did not receive notice of any matters by the deadline for this year’s annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding common stock as of the May 30, 2017 Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers named in the Summary Compensation Table herein;

•	each of our current directors and our director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date, or restricted stock units that vest within that time frame, are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these securities, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner		Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Janus Capital Management LLC	(2)	12,546,428	12.1%
EdgePoint Investment Group Inc.	(3)	10,947,225	10.6%
FMR LLC	(4)	9,338,972	9.0%
The Vanguard Group.	(5)	7,794,606	7.5%
Eminence Capital, LP	(6)	7,052,916	6.8%
BlackRock, Inc.	(7)	5,896,519	5.7%

Todd A. Adams	(8)	2,422,479	2.3%
Mark S. Bartlett		42,268	*
Thomas D. Christopoul		36,593	*
Theodore D. Crandall		11,069	*
Paul W. Jones		67,676	*
David C. Longren	(9)	18,590	*
George C. Moore		50,802	*
Mark W. Peterson		413,271	*
Matthew J. Stillings		0	*
John M. Stropki	(10)	27,581	*
John S. Stroup		67,256	*
Robin A. Walker-Lee		12,386	*
Craig G. Wehr		159,072	*
Kevin J. Zaba		49,508	*
Current directors and executive officers as a group (18 persons)		3,741,394	3.5%

*	Indicates less than one percent

(1)

Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days of the Record Date as follows: Mr. Adams (2,281,746), Mr. Bartlett (29,600), Mr. Christopoul (18,537), Mr. Jones (7,336), Mr. Moore (7,362), Mr. Peterson (404,303), Mr. Stropki (9,409), Mr. Stroup (29,600), Mr. Wehr (157,766), Mr. Zaba (49,344), and all current directors and executive officers as a group (3,299,883).

Amounts also include shares subject to restricted stock units that are currently vested, but are subject to deferred settlement, and those that vest within 60 days of the Record Date as follows: Mr. Bartlett (10,340), Mr. Christopoul (10,340), Mr. Crandall (10,340), Mr. Jones (10,340), Mr. Longren (10,340), Mr. Moore (10,340), Mr. Stropki (10,340), Mr. Stroup (10,340), Ms. Walker-Lee (11,363), and all current directors and executive officers as a group (94,083).

(2)

Janus Capital Management LLC (“Janus”) filed a Schedule 13G/A, dated February 13, 2017, reporting both sole voting power and sole dispositive power as to 12,546,428 shares of common stock as of December 31, 2016. The report also included INTECH Investment Management and Perkins Investment Management LLC, Janus subsidiaries. The address of Janus, which filed the report as an investment adviser and as a parent holding company, is 151 Detroit Street, Denver, CO 80206.

(3)

EdgePoint Investment Group Inc. and EdgePoint Global Portfolio (collectively, “EdgePoint”) filed a Schedule 13G/A, dated February 14, 2017, reporting both shared voting power and shared dispositive power as to 10,947,225 shares of common stock as of December 31, 2016. The address of EdgePoint, an investment manager, is 150 Bloor Street West, Suite 500, Toronto, Ontario M52 2X9, Canada.

(4)

FMR LLC (“FMR”) filed a Schedule 13G, dated February 13, 2017, reporting sole voting power as to 246,915 shares of common stock and sole dispositive power as to 9,338,972 shares as of December 30, 2016. FMR, a parent holding company, filed the report on behalf of Fidelity Institutional Asset Management Trust Company, FMR Co., Inc., Strategic Advisers, Inc. and Abigail P. Johnson, Director, Chair and Chief Executive Officer of FMR. The address of FMR is 245 Summer Street, Boston, MA 02210.

(5)

The Vanguard Group (“Vanguard”) filed a Schedule 13G, dated February 9, 2017, reporting sole voting power as to 157,568 shares of common stock, shared voting power as to 11,482 shares, sole dispositive power as to 7,630,574 shares and shared dispositive power as to 164,032 shares as of December 31, 2016. Vanguard, an investment adviser, filed the report on behalf of itself and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(6)

Eminence Capital, LP, Eminence GP, LLC and Ricky C. Sadler (collectively, “Eminence”), filed a Schedule 13G, dated March 9, 2017, reporting both shared voting power and shared dispositive power as to 7,052,916 shares of common stock as of February 27, 2017. The report relates to shares of common stock held for the accounts of Eminence Partners, L.P, Eminence Partners II, L.P., Eminence Partners Leveraged, L.P., Eminence Eaglewood Master, L.P., Eminence Partners Long, L.P., Eminence Fund Master, Ltd. and Eminence Fund Long, Ltd, as well as in a separately managed account. Mr. Sadler is the Chief Executive Officer of Eminence Capital, LP and the Managing Member of Eminence GP, LLC. The address of Eminence is 65 East 55th Street, 25th Floor, New York, NY 10022.

(7)

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G, dated January 25, 2017, reporting sole voting power as to 5,558,513 shares of common stock, shared voting power as to 36,294 shares and sole dispositive power as to 5,860,225 shares as of December 31, 2016. BlackRock filed the report as a parent holding company on behalf of itself and the following subsidiaries: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(8)

Includes 1,200 shares held in an individual retirement account, but excludes 33,745 shares held in trusts for the benefit of Mr. Adams’ children as to which Mr. Adams does not have voting or dispositive power and therefore disclaims beneficial ownership.

(9)

Includes 5,955 shares of common stock issuable upon the conversion of 3,000 depositary shares, representing interests in the Company’s 5.75% Series A Mandatory Convertible Preferred Stock, at the minimum designated exchange rate.

(10)	Includes 5,504 shares held by Mr. Stropki’s spouse.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election at this Meeting

Our bylaws provide that the number of directors shall be not less than eight or more than 15, with the number to be set by the board from time to time. The board is currently composed of 10 directors. The board sets its size so that the board will possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives and to maintain a sufficient number of independent directors.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. At each annual meeting, our stockholders will elect the successors to one class of our directors. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Directors are elected by a plurality of votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

This year’s board nominees for election for terms expiring at the fiscal 2021 annual meeting are Thomas D. Christopoul, Paul W. Jones, and John S. Stroup.

It is our policy that the board of directors should reflect a broad variety of experience and talents. When the Nominating and Corporate Governance Committee of the board determines which directors to nominate for election at any meeting of stockholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “Selection Criteria for Directors” below.

The following is information about the experience and attributes of the director nominees and Rexnord’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for election, as well as why they continue to serve on the board.

Nominees for Election for Terms Expiring at the Fiscal 2021 Annual Meeting

Thomas D. Christopoul

Director since 2013

Mr. Christopoul, age 52, has served as a co-founder and Executive Vice President of 54 Madison Partners, a real estate private equity investment firm, since 2015. He previously served as a Senior Partner and Head of Real Estate Investment, at Cain Hoy Enterprises, LLC, an investment firm launched by Guggenheim Partners, since 2014. Prior to that time, Mr. Christopoul was a Senior Managing Director in the Real Estate Group at Guggenheim Partners, since 2013. Previously, he was a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, since 2009, and served as executive chairman of two of Falconhead’s portfolio companies – GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company he founded in 2006. Mr. Christopoul served as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc. until it was acquired in

August 2016. Prior to joining Falconhead, Mr. Christopoul was President and Chief Executive Officer of Resources Connection, Inc., a multi-national professional services firm; prior thereto, he was an independent member on Resources’ board of directors. Mr. Christopoul serves as a director due to his significant and varied business experience.

Paul W. Jones

Director since 2014

Mr. Jones, age 68, has served as the Non-Executive Chairman of Rexnord since 2015. He retired in 2014 as the Chairman, Chief Executive Officer and President of A.O. Smith Corporation, a manufacturer of water heating and water treatment systems. Prior to joining A.O. Smith in 2004, Mr. Jones was Chairman and Chief Executive Officer of U.S. Can Company, Inc., a leading provider of containers for personal care, household, paint and industrial products. Mr. Jones previously held various roles, including President and Chief Executive Officer, at Greenfield Industries, Inc., a manufacturer of cutting tools and other material removal products. Mr. Jones currently serves as a director of A.O. Smith, Federal Signal Corporation, where he chairs the nominating and governance committee and is a member of the compensation and benefits committee, and WEC Energy Group, Inc., where he is a member of the audit and oversight committee. Mr. Jones previously served as a director of Integrys Energy Group, Inc. until its acquisition by WEC Energy Group in 2015, and chaired its financial committee and was a member of its audit committee. Mr. Jones serves as a director because of his extensive leadership and management experience, including as chief executive officer and chairman, at multinational companies, because he is an experienced strategist focused on enterprise growth and because he is and has been a director of several other publicly traded companies and brings insights as to best practices from those experiences.

John S. Stroup

Director since 2008

Mr. Stroup, age 51, is currently President and Chief Executive Officer, as well as a director, of Belden Inc., a company that designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial enterprise, broadcast and network security. Prior to joining Belden in 2005, Mr. Stroup was employed by Danaher Corporation, a manufacturer of process/environmental controls and tools and components. At Danaher, Mr. Stroup initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Prior to that, he was Vice President of Marketing and General Manager with Scientific Technologies Inc. Mr. Stroup serves as a director because he has significant experience in strategic planning and general management of business units of public companies (including as chief executive officer).

The board recommends that you vote “FOR” each of the nominees listed above.

Shares represented by proxies will be voted according to instructions provided. A vote marked “withheld” will be considered as a vote withheld from the nominees; any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the Fiscal 2019 Annual Meeting

Todd A. Adams

Director since 2009

In addition to serving as a director, Mr. Adams, age 46, is our President and Chief Executive Officer. Mr. Adams joined us in 2004 and has served in various roles, including Chief Financial Officer and President of the Water Management segment; he became our President and CEO in 2009. Mr. Adams is also a director of Badger Meter, Inc. and Generac Holdings Inc. Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Rexnord and our business as well as because he is our Chief Executive Officer.

Theodore D. Crandall

Director since 2015

Mr. Crandall, age 61, has served as the Senior Vice President, Control Products and Solutions of Rockwell Automation, Inc., a leading global provider of industrial automation power, control and information solutions, since February 2017. He previously served as the Senior Vice President and Chief Financial Officer of Rockwell since 2007. Prior thereto, Mr. Crandall served in various capacities at Rockwell and related companies, including previous service as Senior Vice President, Control Products and Solutions and as Senior Vice President of its Component & Packaged Applications Group. Mr. Crandall serves on the board of governors of the National Electrical Manufacturers Association. Mr. Crandall serves as a director due to his extensive financial and accounting experience, including as a chief financial officer of a multinational public company.

Robin A. Walker-Lee

Director since 2015

Ms. Walker-Lee, age 63, is the retired Executive Vice President, General Counsel and Secretary of TRW Automotive Holdings Corp., a leader in automotive safety systems. Ms. Walker-Lee was with TRW Automotive from 2010 until her retirement in 2015. Prior to joining TRW Automotive, she served as Assistant General Counsel of Operations for General Motors Company (together with its predecessor General Motors Corporation, “GM”), an automobile manufacturer, and as General Counsel and Vice President of Public Policy for GM – Latin America, Africa and Middle East; she also served on special assignment to the General Counsel of GM during its bankruptcy restructuring. Ms. Walker-Lee serves as a director because of her significant global business and legal experience, including as general counsel of a public company.

Directors Continuing to Serve Until the Fiscal 2020 Annual Meeting

Mark S. Bartlett

Director since 2012

Mr. Bartlett, age 66, is a retired Ernst & Young LLP (“E&Y”) partner. Mr. Bartlett joined E&Y in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of E&Y’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. Mr. Bartlett currently serves as a director, chairman of the audit committee and member of the executive compensation and management development committee of T. Rowe Price Group, Inc., and as a director and member of the audit committee of FTI Consulting, Inc. Mr. Bartlett serves as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation.

David C. Longren

Director since 2016

Mr. Longren, age 58, is a retired Senior Vice President of Polaris Industries, Inc., a designer, engineer and manufacturer of off-road vehicles, snowmobiles, motorcycles and small vehicles, a position he held from 2015 until September 2016. Mr. Longren served in various capacities at Polaris since 2003, including Vice President, Off-Road Vehicles, Vice President, Chief Technical Officer, and Director of Engineering for the ATV Division. Prior to joining Polaris, Mr. Longren was a Vice President in the Weapons Systems Division of Alliant Techsystems and Senior Vice President, Engineering and Marketing at Blount Sporting Equipment Group. Mr. Longren serves as a director due to his extensive product development and innovation experience.

George C. Moore

Director since 2015

Mr. Moore, age 62, has served as a director of Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment in North America, since 2012, Pro Mach, Inc., a provider of integrated packaging and processing products and solutions, since 2015, Encapsys, LLC, a provider of custom microencapsulation services for use in the building and construction, paper, bedding, and personal and household care industries, since 2015, and Industrial Container Services, LLC, a provider of reusable container solutions, since 2017. Mr. Moore previously served in various capacities with Rexnord from 2006 to 2012. Mr. Moore served as our Chief Financial Officer from 2006 to 2008, as our acting CFO for portions of 2009 and 2010 and as a Rexnord executive officer until November 2011. Mr. Moore remained as a part-time, non-executive employee of Rexnord from November 2011 until September 2012; however, as of November 2011, he was no longer deemed a Rexnord executive officer under the Securities Exchange Act. Mr. Moore previously served as the Executive Vice President and Chief Financial Officer of Maytag Corporation, a manufacturer of major appliances and household products, and as group chief financial officer and group vice president of finance at Danaher Corporation, a manufacturer of process/environmental controls and tools and components. Mr. Moore began his career at Arthur Andersen & Co., a former accounting firm. Mr. Moore serves as a director due to his extensive financial and accounting experience, including as chief financial officer, at multinational companies.

John M. Stropki

Director since 2014

Mr. Stropki, age 66, is the retired Chairman, Chief Executive Officer and President of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and brazing products. Mr. Stropki served for more than 40 years in a variety of progressively more responsible roles at Lincoln Electric Holdings, Inc., including as its Chairman, CEO and President from 2004 to 2012 and its Executive Chairman until 2013. Mr. Stropki currently serves as a director of The Sherwin-Williams Company (including as lead director and a member of its compensation and management development committee and its nominating and corporate governance committee) and Hyster-Yale Materials Handling, Inc. (including as a member of its compensation committee and its nominating and corporate governance committee). Mr. Stropki serves as a director due to his significant management and leadership experience, including as chief executive officer and chairman at a global industrial company with a long history of financial improvement and his experience on other public company boards.

Selection Criteria for Directors

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are generally expected to meet Rexnord’s board member selection criteria, which are listed below:

•	Personal and professional integrity, ethics and values.

•	Experience in corporate or financial management, such as serving as an officer or former officer of a publicly held company.

•	Experience in the Company’s industry and with relevant social policy concerns.

•	Experience as a board member of another publicly held company.

•	Academic expertise in an area of the Company’s operations or financial or other areas relevant to the Company.

•	Practical and mature business judgment.

•	Such other criteria as the board or the nominating and corporate governance committee may from time to time determine.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and background needed for the foreseeable future and will change the membership mix of the board as required to meet such needs. Important skills and experiences currently identified are as follows:

•	Significant chief executive officer and/or chief operating officer experience in a publicly traded company, or a major division of a publicly traded company.

•	International experience, with an understanding of conducting business on a global basis.

•

Financial and accounting skills and experience in a public accounting firm or a public company, preferably with controller and/or chief financial officer experience, in order to fulfill the SEC requirements of an audit committee “financial expert.”

•	Relevant manufacturing management background from a well-respected manufacturing-based company.

•

Considerable human resources management experience involving the design of both short- and long-term compensation programs, an understanding of benefit plans and experience managing succession planning and leadership development for a successful company.

•	Experience in one or more of the industries that are served by the Company.

The Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the chairperson of the change and offer a letter of resignation. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will then decide whether to accept or decline the director’s resignation. The Corporate Governance Guidelines also provide that, as a general policy, executive officers of the Company who are directors will resign from the board upon the termination of their employment with the Company. In addition, the Company’s Corporate Governance Guidelines provide that the board generally will not nominate individuals for election or re-election as directors after they have attained age 72, although a director who reaches age 72 during a term may continue to serve for the remainder of his or her term. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board. A non-executive director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company; an executive director may not serve as a director of another public company without the board’s consent.

The Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter state that the Nominating and Corporate Governance Committee will identify candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. The board believes that the use of the Nominating and Corporate Governance Committee’s general criteria, along with non-discriminatory policies, will best promote a board that shows diversity in many respects.

CORPORATE GOVERNANCE

Board of Directors Meetings

Directors are expected to attend each regular and special meeting of the board of directors and each board committee of which the director is a member. The board of directors held five meetings during fiscal 2017. All of the directors attended at least 75% of the total meetings of the board and the committees of the board on which they served during fiscal 2017. The board holds regular meetings at least four times per year, including a meeting in connection with the annual stockholders meeting. It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present; Mr. Jones presides at those executive sessions. Upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director. Directors are expected to attend the annual meeting of stockholders. All of the directors attended the annual meeting of stockholders held in fiscal 2017.

Director Independence

At least a majority of the board of directors must qualify as independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). When making its determinations regarding which directors are independent, the board of directors considers the NYSE rules and also reviews other transactions and relationships, if any, involving the Company and its directors or their family members or related parties. See “Certain Relationships and Related Party Transactions” for information about Rexnord’s policies and practices regarding transactions with members of the board.

The board of directors has affirmatively determined that each of Ms. Walker-Lee and Messrs. Bartlett, Crandall, Christopoul, Jones, Longren, Moore, Stropki and Stroup is independent. Mr. Adams, our President and CEO, is not considered an independent director.

In making its determinations, the board considered that Mr. Moore ceased being deemed a Rexnord “executive officer” (as defined under the Securities Exchange Act) in November 2011. Such service does not bar an independence determination under Company policy or applicable standards, and the Board determined that Mr. Moore’s former employment with the Company does not affect his independence.

Board Leadership Structure

The Company has no formal policy regarding the separation or combination of the position of Chairperson and CEO; however, it believes that in the Company’s current circumstances it is advantageous to separate those positions. From time to time, the board reviews and considers the optimal board leadership structure.

Mr. Jones, an independent director, serves as our Non-Executive Chairman. The Company believes that having Mr. Jones serve as Chairman is an appropriate leadership structure for the board primarily because of his extensive leadership and management experience (including as chief executive officer and chairman) at multinational companies, his experience as a strategist focused on enterprise growth, his current and past directorships at publicly traded companies and his insights as to best practices from those experiences.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates and the strategic planning process, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Rexnord’s strategy. In addition, the board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s material financial and other risk exposures and the steps management has taken to identify, monitor and control such risks. The Compensation Committee is responsible for overseeing the Company’s compensation programs, including related risks.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The committees on which directors currently serve are identified in the table below.

Director	Audit	Compensation	Nominating and Corporate Governance	Executive
Todd A. Adams				X
Mark S. Bartlett	Chair
Thomas D. Christopoul		Chair
Theodore D. Crandall	X
Paul W. Jones		X		Chair
David C. Longren			X
George C. Moore	X
John M. Stropki		X
John S. Stroup			Chair	X
Robin A. Walker-Lee			X

Audit Committee

The Audit Committee held five meetings during fiscal 2017. The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the SEC and the NYSE listing standards. Our board of directors has determined that each of Messrs. Bartlett, Crandall and Moore qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters; and

•	to provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

The Compensation Committee held five meetings during fiscal 2017. The Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and the NYSE listing standards.

The principal duties and responsibilities of the Compensation Committee are as follows:

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs, including the ability to retain consultants to advise the Committee on such matters;

•

to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements, confidentiality and non-competition agreements;

•

to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to administer incentive compensation and equity-related plans;

•	to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

The Compensation Committee has assumed a role in recommending to the board how often advisory “say-on-pay” votes should be held. The Company currently holds “say-on-pay” votes every three years, which is consistent with the results of the stockholder advisory vote on the frequency of “say-on-pay” votes that was held at the fiscal 2013 annual meeting. However, at the fiscal 2019 annual meeting, which is when both the next “say-on-pay” and “say-on-frequency” votes will be held, the Compensation Committee and the board intend to recommend the holding of annual say-on-pay votes in order to receive more frequent feedback from our stockholders on our compensation program.

The Compensation Committee also has the authority to retain compensation consultants, legal counsel and other advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held four meetings during fiscal 2017. The Nominating and Corporate Governance Committee is composed entirely of directors who meet the independence requirements of the NYSE listing standards.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•

to review, in accordance with the Company’s bylaws, any resignation by a director due to a failure to receive a majority vote at a meeting of the Company’s stockholders and make a recommendation to the board whether to accept such resignation;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company, and amendments to those principles; and

•	to oversee the evaluation of our board of directors and senior management.

The Nominating and Corporate Governance Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

The Nomination Process

At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as that Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to join the board at other times during the year, as needed.

The Nominating and Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or stockholders and evaluate them in accordance with its established criteria. Any recommendations for consideration by that Committee should be sent to the Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee, at least 120 days but not more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Our bylaws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by stockholders. For more information, see “Commonly Asked Questions and Answers About the Annual Meeting – When are stockholder proposals and stockholder nominations due for the fiscal 2019 annual meeting?” above.

Executive Committee

The Executive Committee did not meet during fiscal 2017, although it did take action from time to time by written consent. The primary duty and responsibility of the Executive Committee is to act on behalf of the board of directors in between meetings of the full board, as necessary or appropriate.

Communications with the Board

Any communications to the board of directors should be sent to the attention of Rexnord’s Corporate Secretary, 247 Freshwater Way, Suite 300, Milwaukee, Wisconsin 53204. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Rexnord’s website at www.rexnord.com.

Availability of Code of Business Conduct and Ethics, Committee Charters and Other Corporate Governance Documents

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted on our website at www.rexnord.com. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this Proxy Statement.

In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. The Corporate Governance Guidelines and the charters are available on the Company’s website at www.rexnord.com.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company during the fiscal year ended March 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Mark S. Bartlett	$95,000	$110,005	$—	$—	$205,005
Thomas D. Christopoul	90,000	110,005	—	—	200,005
Theodore D. Crandall	80,000	110,005	—	—	190,005
Paul W. Jones	140,000	110,005	—	—	250,005
David C. Longren	80,000	110,005	—	—	190,005
George C. Moore	80,000	110,005	—	—	190,005
John M. Stropki	80,000	110,005	—	—	190,005
John S. Stroup	90,000	110,005	—	—	200,005
Robin A. Walker-Lee	80,000	110,005	—	—	190,005

(1)

During fiscal 2017, each non-employee director received a grant of restricted stock units (“RSUs”) on May 20, 2016, under the Rexnord Corporation Performance Incentive Plan (the “Performance Incentive Plan”) in accordance with the Company’s standard compensation package for non-employee directors. The RSUs vested immediately on grant, but will not be paid out until six months after the director leaves the board. The amounts reported reflect the grant date fair value of the RSUs computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”), which requires the Company to recognize compensation expense for stock-related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see Note 15 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2017.

(2)	Stock options were not granted to directors in fiscal 2017, but were granted in previous fiscal years.

The following table presents the aggregate number of outstanding stock awards and unexercised options (including any stock awards and options that have not yet vested or are subject to deferred settlement) held as of March 31, 2017, by each of the persons who served as non-employee directors in fiscal 2017.

Director	Stock Awards Outstanding (#)	Options Outstanding (#)
Mark S. Bartlett	7,912	33,040
Thomas D. Christopoul	7,912	21,977
Theodore D. Crandall	7,040	—
Paul W. Jones	5,584	11,003
David C. Longren	6,172	—
George C. Moore	5,584	11,043
John M. Stropki	7,912	9,409
John S. Stroup	7,912	33,040
Robin A. Walker-Lee	7,629	—

Narrative to Directors’ Compensation Table

In fiscal 2017, we paid certain fees and granted equity-based awards to our non-employee directors, as described below. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures below for information related to Mr. Adams’ compensation in fiscal 2017.

During fiscal 2017, under the Company’s outside director compensation program, each non-employee director received annual cash compensation of $80,000. In addition, the chair of the Audit Committee received a $15,000 annual cash retainer and the chairs of the Compensation Committee and the Nominating and Governance Committee each received a $10,000 annual cash retainer. The Non-Executive Chairman received an additional annual fee of $60,000 for serving in that role. Cash retainer amounts are paid after each fiscal quarter of service, are prorated for partial year service, and may, at a director’s option, be paid in Rexnord common stock, as permitted by rules adopted by the Company from time to time. Each non-employee director also received an annual equity grant consisting of 5,584 RSUs on May 20, 2016, valued at approximately $110,000. The RSUs vested immediately on grant, but are not paid out until six months after a director leaves the board.

As described below, non-employee directors are subject to stock ownership guidelines.

Stock Ownership Guidelines for Directors

The Company believes that it is important for non-employee directors to maintain an equity stake in Rexnord to further align their interests with those of our stockholders. Non-employee directors must comply with stock ownership guidelines as determined from time to time by our board. The ownership guidelines for non-employee directors require that each non-employee director must own Rexnord stock, which includes vested in-the-money options and vested but deferred RSUs, with a value equal to a minimum of four times the annual cash retainer within five years of his or her initial election to the board. As of the Record Date, Messrs. Bartlett, Christopoul, Jones, Longren, Moore, Stropki and Stroup had met the ownership guidelines. The Company believes that all of the non-employee directors will have met their stock ownership guidelines within the specified five-year window.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires Rexnord’s officers and directors, and persons who beneficially own more than 10% of Rexnord’s common stock, to file reports of ownership and changes in ownership with the SEC. These “insiders” are required by SEC regulation to furnish Rexnord with copies of all forms they file under Section 16(a).

All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Rexnord, or written representations that no such forms were required. The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended March 31, 2017, except that one untimely filing related to a single transaction pursuant to the Company’s non-employee director compensation program was made on behalf of each of Messrs. Christopoul and Stroup due to an administrative oversight by the Company. In making these disclosures, Rexnord has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation and remuneration awarded to, earned by, or paid to our Named Executive Officers during our fiscal year ended March 31, 2017. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “Named Executive Officers” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of the board of directors.

The Committee, in consultation with the board of directors, appropriate outside advisors and independent compensation consultants, oversees our executive compensation agreements, plans and policies and has the authority to approve all matters regarding executive compensation. The Committee seeks to ensure that the total compensation and benefits package provided to executives, including our Named Executive Officers, were reasonable, fair, balanced and competitive and aligned with stockholders’ interests and the short- and long-term goals of the Company.

The Committee seeks to foster a pay-for-performance culture that places an emphasis on stockholder value creation and makes a meaningful portion of each executive’s compensation subject to the financial, operational and stock price performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guided the design of our executive compensation program.

We compensate our executives through various forms of cash, equity and other non-cash compensation. Our executive officer compensation program includes:

•	Cash compensation:

•	base salaries, which are intended to attract and retain highly-qualified individuals and compensation for the executive’s duties, accomplishments, experience and responsibilities; and

•	annual performance-based cash incentive awards, which reward performance by tying additional cash compensation to specific Company, unit, group and individual performance;

•	Long-term equity incentive awards, which are performance-based and further align the financial interests of management with those of our stockholders, consisting of:

•

performance stock units (“PSUs”) tied to specific Company metrics that further incent executive officers by providing economic rewards tied to increased enterprise value of the Company over an extended period of time; and

•	stock options, which tie incentives to the appreciation in market value of our stock experienced by stockholders, but which vest over time to achieve a key retention function;

•

Selective employment agreements, and severance and change in control arrangements, that are intended to help assure the continuing availability of the executives’ services over a period of time and protect the Company from competition post-employment, and that provide protection and a degree of certainty to the executives upon certain events, including in connection with a change in control (and utilize a “double trigger” in such situation); and

•

Retirement benefits, as well as a deferred compensation program, which are intended to reward long-term service to the Company and provide incentives to remain with us by building benefits and savings for eventual retirement.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to align each executive’s interests with those of our stockholders. We believe that rewarding executives for superior levels of performance will result in significant long-term value creation for the Company and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward near- and long-term performance. The Committee or its designated member, with input from the Chief Executive Officer (“CEO”) (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We continue to evolve our programs to further align to our pay-for-performance philosophy, placing a strong emphasis on stockholder value creation and subjecting elements of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

•	The compensation program should support the business by establishing an emphasis on balancing critical annual objectives and long-term strategy without encouraging unreasonable risk taking;

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and the achievement of individual and/or business (as defined below) goals;

•

The compensation program should drive enterprise financial and operational outcomes in a manner that improves the Company’s operational performance, creates stockholder value and aligns the executives’ interests with the interests of our stockholders, all without encouraging inappropriate risk taking; and

•	Executives should be rewarded for superior performance through annual cash-based incentives and equity compensation.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses, segments or departments (“businesses”). We have increased the emphasis on performance-based compensation in recent years through our Management Incentive Compensation Plan (the “MICP”), a sub-plan of the Performance Incentive Plan, and through the awarding of options and PSUs. The PSUs, in particular, subject a material element of executive compensation to the achievement of pre-established performance metrics—the relative total stockholder return (“TSR”) of the Company’s common stock as compared to the companies in the S&P 1500 Industrial Sector Index and goals related to absolute free cash flow conversion during a three-year performance period. The MICP also features a component that is designed to reward annual improvement in personal performance objectives. For each fiscal year, individualized target performance areas are determined for each executive, and a portion of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results that meet or exceed the financial targets for the year in areas that are critical to the long-term success of the Company. Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock. In addition, our executive compensation program includes selective employment agreements and change in control and severance arrangements that are intended to facilitate those officers’ commitment and dedication to the Company.

CEO Compensation Philosophy. For our CEO in particular, the Compensation Committee’s historic approach to compensation differed from the approaches of other companies (and the approach used for our other executive officers and key employees). This approach reflected the particularly important nature of the CEO’s role and the Company’s prior ownership structure, whereby a private equity firm was the Company’s majority stockholder. The Committee made adjustments to the CEO’s compensation in fiscal 2012, including a material grant of stock options, in connection with the Company’s initial public offering (the “IPO”), and by design did not provide for subsequent increases to base salary or annual bonus opportunities, nor did it grant the CEO additional long-term incentives, until fiscal 2017.

Beginning with fiscal 2017 compensation planning, the Committee’s new approach involves a long-term review of the CEO’s base and incentive compensation annually (e.g., for merit increases, annual incentive awards and equity grants), and it intends to conduct in-depth reviews of broader performance and compensation levels for the CEO periodically. Further, the Committee intends to provide the CEO with more traditional annually-awarded long-term incentive opportunities that are focused on high performance and emphasize long-term value creation for our business and our stockholders.

As a first step under this new approach, the Committee, along with its independent compensation consultant, Willis Towers Watson, conducted a comprehensive review of the CEO’s compensation programs during fiscal 2016 in connection with fiscal 2017 compensation planning, its first in-depth review of all elements of the program since immediately prior to the Company’s IPO in 2012. The Committee reviewed general industry data and peer group comparisons supplied by Willis Towers Watson as part of this review, which revealed that the CEO’s compensation has been at or below the 25th percentile of the competitive market, primarily because he had not received base salary increases or additional long-term incentive awards since the IPO, as noted above. As a result, the Committee proposed and approved certain changes to the CEO’s compensation for fiscal 2017 that were designed to position his total compensation near or slightly above the median of peer group comparisons. In addition, the Committee provided the CEO with supplemental equity compensation to recognize his past performance and historic below-market pay positioning. The Committee believed that such changes, which are described below in more detail, were appropriate in order to properly recognize the CEO’s performance and contributions to the Company since the IPO and to provide appropriate incentives for him to continue to drive long-term stockholder value creation.

Other Considerations. The Committee also considers the results of advisory “say-on-pay” stockholder votes when making compensation decisions. At the fiscal 2016 annual meeting, when the Company’s most recent advisory “say-on-pay” vote was held, over 99% of shares voting approved the compensation of the Company’s executive officers. The Company currently holds “say-on-pay” votes every three years, which is consistent with the results of the stockholder advisory vote on the frequency of “say-on-pay” votes that was held at the fiscal 2013 annual meeting. However, at the fiscal 2019 annual meeting, which is when both the next “say-on-pay” and “say-on-frequency” votes will be held, the board intends to recommend the holding of annual say-on-pay votes in order to receive more frequent feedback from our stockholders on our compensation program.

The Committee reviews market-based data as one benchmark to provide a reference point for compensation practices as well as a source of comparative information to assist in determining various components of compensation. However, it does not use this information to mathematically calculate compensation nor limit itself to any specified range. The Committee reviews market-based data in general terms, and uses its judgment and discretion to address individual circumstances rather than simply targeting a level of compensation that falls within a specific range of the data.

As described in more detail below, our compensation program is composed of elements that are generally paid on a current or short-term basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this mix of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking. In addition, in the last few years, the Compensation Committee made changes to our annual cash incentive and long-term equity incentive programs that are designed to further our pay-for-performance culture and to better align compensation with stockholders’ interests.

Setting Executive Compensation and the Role of Our Executive Officers in Compensation Decisions

The Committee or its designated member(s) annually reviews and approves all compensation decisions related to our Named Executive Officers. Near the beginning of each fiscal year, the CEO establishes the AIPs for each executive officer other than himself; the Committee or its designated member(s) establishes the AIPs for the CEO. At the end of the year, prior to making the annual compensation determinations for each executive officer, one or more members of the Committee work together with the CEO to review the performance of the

Company and its respective businesses, the role of each executive in the various aspects of that performance and the executive’s level of achievement of his or her AIPs. Based on this review, the CEO makes recommendations to the Committee as to the compensation of all senior management, including the Named Executive Officers other than himself. The Committee or its designated member(s) considers these recommendations in making the final determinations. Other than our CEO, none of the Named Executive Officers had any role in determining the fiscal 2017 compensation of other Named Executive Officers. We anticipate that the CEO will continue to have a role in setting the compensation for the senior management of the Company other than himself.

From time to time, the Committee uses compensation consultants to assist in analyzing the Company’s compensation programs and making compensation decisions. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultants hired by it, and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined solely by the Committee, for the payment of compensation to the compensation consultants engaged by the Committee.

Willis Towers Watson provides ongoing advisory services to the Committee on various aspects of its overall compensation practices, including, but not limited to, its long-term incentive compensation program and the related Performance Incentive Plan, the Company’s deferred compensation plan and the compensation program for outside directors. Willis Towers Watson also provided assistance with the comprehensive review of compensation programs for the CEO for fiscal 2017 compensation planning, as noted above. After considering the factors set forth in the SEC and NYSE rules, in accordance with the Committee’s charter, the Committee determined that Willis Towers Watson is sufficiently independent to appropriately advise the Committee on compensation matters and that its relationship with Willis Towers Watson does not give rise to any conflict of interest. Going forward, the Committee expects that it will continue to engage these and other compensation consultants when and as appropriate, and will conduct an assessment of consultants’ independence prior to any such engagement.

Fiscal 2017 Executive Compensation Components and Determinations

The principal components of our executive compensation program are discussed below.

Base Salary. The Committee currently reviews base salaries for all executives (including the CEO) annually, with the review process typically taking place in or around June each year. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, the Committee determines each Named Executive Officer’s base salary, which are intended to be competitive with the market.

As part of the Committee’s in-depth review of CEO compensation for fiscal 2017 compensation planning with the assistance of Willis Towers Watson, it was determined that Mr. Adams’ base salary was significantly below market median since it had not been changed since the IPO. As a result, the Committee increased Mr. Adams’ base salary by 20.0% to $900,000 to be comparable to the median of general industry survey data, but slightly above the median of peer group comparisons. The Committee believed this increase is appropriate based on Mr. Adams’ performance and contributions to the Company, and in recognition that his base salary had not been increased for several years.

For purposes of its review, Willis Towers Watson used a peer group of similarly sized industrial manufacturing companies, which consisted of: Actuant Corporation, Acuity Brands Inc., Ametek Inc., Barnes Group Inc., Belden, Inc., Brady Corp., Briggs & Stratton Corporation, Clarcor Inc., Crane Co., Enpro Industries, Inc., Idex Corporation, Kennametal Inc., Lincoln Electric Holdings, Inc., Mueller Industries, Inc., Mueller Water Products, Inc., Nordson Corp., Regal Beloit Corporation, Roper Technologies, Inc., Trimas Corp., Valmont Industries, Inc., Watts Water Technologies, Inc. and Woodward, Inc. (the “Peer Group”).

Base salary increases for the other Named Executive Officers who joined Rexnord prior to fiscal 2017 varied from 3.5% to 8.0%, with base salary levels for our executive officers, in aggregate, near the median of the market. Mr. Peterson’s salary increase for fiscal 2017 reflected continued efforts to make his base salary competitive with the pay level of other chief financial officers as well as his performance in fiscal 2016. The increase for Mr. Zaba was slightly higher than the increases awarded to the other Named Executive Officers and was intended to recognize the expansion of his role to encompass the entire Process & Motion Control platform. Mr. Wehr’s fiscal 2017 salary increase was set to reflect competitive market conditions as well as his strong performance. Mr. Stillings joined the Company in fiscal 2017; his salary was negotiated and set at the time of hiring based on the Company’s desire to provide a competitive compensation package.

Based on the above reviews, the Committee determined the base salaries for the Named Executive Officers as indicated in the following table:

Name	Fiscal 2017 Base Salary ($)	Increase in Base Salary Compared to Fiscal 2016 (%)
Todd A. Adams	$900,000	20.0%

Mark W. Peterson	440,000	3.5

Matthew J. Stillings	440,000	N/A

Kevin J. Zaba	430,000	8.0

Craig G. Wehr	375,000	4.2

Annual Performance-Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable, based on the Company’s financial performance, and provide an opportunity to earn additional awards in connection with superior business and individual performance.

Cash incentives for our executive officers are principally awarded through the MICP. The MICP is designed to provide our key officers, including our Named Executive Officers, with appropriate variable incentives to achieve and exceed key annual business objectives by providing performance-based cash compensation in addition to their annual base salary. Under the terms of the MICP, participants are eligible to earn variable cash incentives based upon the achievement by the Company or the respective business, as the case may be, of the corporate financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

Near the beginning of each fiscal year, the board of directors, based on input from the CEO and CFO, approves the corporate financial performance targets for the Company and each business, and the Committee uses those to set the financial targets under the MICP. The Committee or its designee sets the AIPs for our CEO and our CEO establishes the AIPs for all of the other members of senior management participating in the MICP, including the other Named Executive Officers. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required on an annual basis to drive to its multi-year performance commitment.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for fiscal 2017 MICP awards to executive officers and other key personnel, the Committee reviewed, among other factors, the results of its compensation consultants’ studies of the Company’s cash compensation, as well as competitive market factors related to hiring new executives. For fiscal 2017, the target incentive amounts for Messrs. Adams, Peterson, Stillings, Zaba and Wehr were 125%, 65%, 70%, 65% and 65% of base salary, respectively, and target incentive levels for our executive officers were, in aggregate, near the median of the market. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals.

The target incentive level for Mr. Adams was set to make his compensation particularly focused on value creation for stockholders. In connection with the Committee’s review of CEO compensation for fiscal 2017 compensation planning, it was advised that Mr. Adams’ annual target incentive was generally in line with that of the Peer Group, and, as a result, the Committee maintained his target incentive percentage. However, the Committee continued to limit the maximum payment (which was set at 250% of his base salary) that may be earned by Mr. Adams under the MICP, as the Committee believes that a cap on the payment is appropriate and that the cap is at a sufficiently high level so as to continue to encourage strong performance.

Under the terms of the MICP, each participant is initially entitled to his or her target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the Named Executive Officers to be eligible for a minimum incentive under the corporate financial performance metrics, which are subject to adjustment by the Committee in certain extraordinary circumstances, the Company must reach a specified cliff set near the beginning of each fiscal year, which, for fiscal 2017, was at least 90% of either of the respective metrics (which are described in more detail below) with an accelerated payout schedule for attainment as summarized in the below table:

Achievement	90% of Base Targets	100% of Base Targets	105% of Base Targets	110% of Base Targets	115% of Base Targets	120% of Base Targets	125% or > of Base Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200% and >*

*

For each additional 5% increase in the percent of Base Target plan achievement above 115%, the financial factor payout will increase 25%; provided, however, that the CEO is subject to a maximum payout, which for fiscal 2017 was a maximum of 250% of the CEO’s base salary.

Except with respect to Mr. Adams, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate financial performance portion of the incentive formula because the Committee believes that the incentive compensation for the fiscal year should increase incrementally as the level of achievement increases, and the Company does not want to discourage executives from striving for superior results. However, the Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain extraordinary events or other factors that may have disproportionately affected the formulaic results or to adjust for how the formulaic results are calculated. In addition, there is generally no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%. In fiscal 2017, Mr. Stillings was guaranteed a minimum MICP payout at the prorated target amount pursuant to arrangements that were negotiated at the time of hire, which the Company and the Committee believed was necessary to attract him to join Rexnord.

After the corporate financial results have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated by the Committee (for the CEO) and by the CEO (for other executive officers), after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. The Committee believes it is important for the MICP to align each Named Executive Officer’s compensation with his individual, unit, group and corporate financial performance. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measureable and critical to success of the Company’s business. For executive officers, the personal performance multiplier is between 0% and 150%, with 150% as the base point, to help maximize tax deductibility, and the Committee using “negative discretion” to reduce the multiplier to the intended level based on the officer’s performance. It is expected that a performance multiplier of 100% would be used to denote on-target achievement of goals.

As noted above, Base Targets under the MICP are comprised of Company, or the respective business, financial performance metrics and individual AIPs. For participants whose MICP performance is tied specifically to the Company’s consolidated financial performance, including Messrs. Adams and Peterson, the specific metrics in fiscal 2017 were based on consolidated EBITDA and Unlevered Free Cash Flow, each weighted at

50%. For the MICP, we generally define EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock-based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions, and other non-recurring items, translated at constant currency as used for internal management reporting. We define Unlevered Free Cash Flow, for purposes of the portion of the MICP based on consolidated Company performance, as cash flow from operations less capital expenditures (net of proceeds from the sale of fixed assets, if any), as adjusted for cash interest on the Company’s outstanding debt obligations (to simulate a debt-free capital structure), un-budgeted acquisitions, the impact of foreign currency translation and, when appropriate, other non-recurring items used for internal management reporting. While the MICP metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for all participants in the MICP.

In fiscal 2017, the Company again used EBITDA in the MICP because it believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in evaluating companies in our industry. Further, the Company used EBITDA because it is used by the Company’s lenders, and often compared by analysts and investors, in evaluating our ability to meet debt service obligations. The Committee also used Unlevered Free Cash Flow as an additional metric under the MICP because the Committee believes it represents the ability to generate cash and, therefore, potentially improve profits, and because it eliminates the impact of cash interest, over which management has relatively little control. It also provides increased transparency around operating cash flow generation and, therefore, aligns the Named Executive Officers’ incentive compensation with a measure over which they more directly control.

For MICP participants who are not on the consolidated plan, including Messrs. Stillings, Zaba and Wehr, the specific fiscal 2017 financial metrics were based 50% on Group EBITDA and 50% on Group Operating Cash Flow (defined as the group level EBITDA plus or minus the change in inventory) for the respective business. In furtherance of its pay-for-performance philosophy and with the intent to drive superior operating performance, the Committee chose these measures for each respective business because it believes they correlate to the Company’s strategic goals and align stockholders’ interests with those of management.

The Committee’s intention in setting the Base Targets under the MICP for fiscal 2017 was to provide strong incentive for the executives to perform at a high level and create value for our stockholders in order for any annual incentives to be earned, thereby requiring an exceptional level of performance to attain or exceed the target level, without setting so high of targets that they would not be attainable or that it would encourage excessive risk-taking to achieve them. The Committee established the targets for fiscal 2017 near the beginning of the fiscal year. After each fiscal year, the Committee makes a determination as to whether the targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. In addition, under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder. No adjustments were made to the financial targets or results of the MICP for fiscal 2017.

With respect to consolidated results, the Committee determined that the Company consolidated EBITDA for purposes of the MICP for fiscal 2017 was below the cliff and did not generate a payout, and that Unlevered Free Cash Flow for purposes of the MICP for fiscal 2017 was $242 million, or 100% of the target. As a result, under the MICP formula, the consolidated corporate financial performance factors generated a payout amount of 50.0% of the target at the consolidated level. Given the results under the performance metrics for the related businesses, the payout to Mr. Stillings was solely due to his guaranteed MICP payment, as discussed above. The financial performance metrics for the applicable businesses for Messrs. Zaba and Wehr resulted in payout amounts of 55.0% and 72.5% of target, respectively.

As mentioned above, aggregate incentives under the MICP are weighted to include corporate or specific business financial performance metrics, as well as personal performance; thus, the results under the corporate financial metrics are subject to change based on the personal performance multiplier and achievement of AIPs. For fiscal 2017, Mr. Adams’ AIPs focused on overall growth and performance of the Company, and increasing organizational capabilities; Mr. Peterson’s AIPs focused on compliance, cost savings and the financial strength and systems of the Company; Mr. Stillings’ AIPs focused on overall growth and performance of the Water Management business; Mr. Zaba’s AIPs focused on overall growth and performance of the Power Transmission business; and Mr. Wehr’s AIPs focused on overall growth and performance of the Zurn business.

After completion of the fiscal year, the Committee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally, the Committee, along with input from the CEO, reviewed the remaining Named Executive Officers’ level of personal performance and the achievement of AIPs. For fiscal 2017, the personal performance multipliers for the Named Executive Officers other than the CEO varied from 1.00 to 1.31, and the CEO achieved 1.25.

Utilizing the corporate and specific business financial targets, as the case may be, and the personal performance multiplier results, the incentive payments under the MICP for fiscal 2017 were: $703,125 for Mr. Adams; $175,890 for Mr. Peterson; $126,280 for Mr. Stillings (which was guaranteed pursuant to arrangements negotiated when he joined the Company); $201,380 for Mr. Zaba; and $182,020 for Mr. Wehr.

For fiscal 2018, the financial metrics for executive MICP participants who are not on the consolidated plan, including Messrs. Stillings, Zaba and Wehr, are changing to be based 20% on consolidated EBITDA, 40% on Group EBITDA for the relevant business and 40% on Group Operating Cash Flow for the relevant business. The Committee believes that the addition of a Company-wide performance factor provides an appropriate tie to overall performance to enhance the participants’ stake in the results of the Company as a whole.

Bonuses. In addition to annual incentive awards under the MICP, the Committee has the authority and discretion to award bonuses or additional performance-based compensation to our executives if the Committee determined that a particular executive has greatly exceeded his or her objectives and goals or made a unique contribution to the Company during the year, or as other circumstances warrant, such as in connection with recruiting executives to join, or incentivizing them remain with, the Company. Other than the signing bonus of $275,000 that Mr. Stillings received upon joining the Company in consideration of forgoing amounts payable under his prior employer’s incentive plan and his guaranteed minimum MICP payment for fiscal 2017, which is noted above, no other discretionary bonuses were awarded to our Named Executive Officers in fiscal 2017.

Long-Term Equity Incentive Awards. The Company and the Committee provide incentives that link our Named Executive Officers’ compensation to the returns experienced by our stockholders, primarily through awards under the Performance Incentive Plan. The Performance Incentive Plan is intended to provide performance incentives to our officers, employees and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and to create value for our stockholders. The types of permitted awards include stock options, stock appreciation rights (“SARs”), stock bonuses, restricted stock and RSUs, performance stock and PSUs, stock units, phantom stock, dividend equivalents and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, over time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination thereof. To the extent that awards are performance-based, they may be based on one or more criteria. Awards with respect to which the grant, vesting, exercisability or payment depend on the achievement of performance goals, such as PSUs, and awards that are options or SARs granted to officers and employees are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Performance Incentive Plan is administered by the Committee.

The Committee generally uses an annual grant schedule for equity awards. Typically, grants are made in May each year, shortly following the announcement by the Company of prior year’s earnings; the Committee expects to continue that practice in the future. The Committee may also make other such grants from time to time, which the Committee currently expects to be evaluated on a quarterly basis, based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay-for-performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders.

For fiscal 2017, the Committee, in furtherance of its emphasis on performance-based compensation, again granted PSUs that vest (or will be forfeited) based in part on the relative TSR of the Company’s common stock as compared to the companies in the S&P 1500 Industrial Sector Index during a three-year performance period, and in part on goals related to absolute free cash flow conversion. The Committee uses relative TSR as one of the performance metrics for the PSUs to further strengthen the focus on creating stockholder value and absolute free cash flow conversion (defined as free cash flow divided by net income before special items) to reward the efficient generation and use of cash, which also aligns with the Company’s long-term strategic plan. The PSUs have 100% cliff vesting after three years and can be earned at levels between 0% and 200% based on the degree of satisfaction of the performance conditions. The Committee also again granted options, with an exercise price equal to the Company’s closing stock price on the grant date, that vest ratably over three years after the grant date and have a maximum term of 10 years after the grant date. For fiscal 2017, the equity grant allocation formula for the senior leadership team, including the executive officers, was 70% options and 30% PSUs, while other equity plan participants received 70% options and 30% RSUs. Target long-term incentive compensation levels for our executive officers were, in aggregate, above the median of the market, in furtherance of our compensation philosophy. For fiscal 2018, the equity grant allocation formula for the Company’s senior leadership team, including the executive officers, is changing to 50% options and 50% PSUs in order to better align with our pay-for-performance philosophy, with other participants receiving 50% options and 50% RSUs. The Committee believes that the use of PSUs and the allocation formulas discussed above further align the interests of our executives with those of our stockholders, support our talent strategy, enhance retention opportunities and provide additional motivation for our executives to succeed in the long-term.

In fiscal 2012, we granted Mr. Adams a multi-year stock option award to recognize and reward his efforts and success over the years leading up to the offering and to provide him with a significant level of potential stock ownership so as to strengthen the alignment of his interests with those of our stockholders. Since this was a multi-year grant, the Committee did not make any additional equity grants to Mr. Adams during fiscal 2013 through fiscal 2016. During fiscal 2016, as part of its review of the compensation programs for the CEO, and with data provided by Willis Towers Watson, the Committee determined that, beginning in fiscal 2017, Mr. Adams would receive annual equity grants in connection with and on similar performance vesting criteria as the Company’s other executive officers so as to provide regularly recurring incentives and to be able to respond more quickly to intervening developments, if appropriate.

The expected value of the equity grants to Mr. Adams in fiscal 2017 was set above the median of the Peer Group, which the Committee believed to be appropriate to reinforce its focus on incentive-based compensation, to further its pay-for-performance philosophy and to provide appropriate incentives to increase long-term stockholder value. The Committee also believed that a larger-than-typical grant was appropriate to provide consideration for the absence of equity grants in the previous four fiscal years and to properly recognize the CEO’s performance and contributions to the Company since the IPO. Going forward, the Committee intends that Mr. Adams’ annual equity grant levels and total compensation will reflect our broader compensation philosophy, which generally targets executive compensation near the competitive market median.

On May 20, 2016, the Committee granted certain officers and employees an aggregate of 2,567,879 options to purchase shares of common stock, 219,266 PSUs and 111,046 RSUs under the Performance Incentive Plan, including to the Named Executive Officers as follows: 1,092,044 options and 134,851 PSUs to Mr. Adams; 98,284 options and 12,137 PSUs to Mr. Peterson; 81,904 options and 10,114 PSUs to Mr. Zaba; and 46,412 options and 5,731 PSUs to Mr. Wehr. The options were granted at $19.70 per share and vest ratably over three years after the grant date; the PSUs can be earned at levels between 0% and 200% based on satisfaction of the performance conditions during the fiscal 2017 to fiscal 2019 performance period.

The Committee intends to make annual or regularly recurring grants of equity awards to our Named Executive Officers and other officers, key employees, directors and consultants. On May 19, 2017, the Committee granted certain officers and employees an aggregate of approximately 1.2 million options to purchase shares of common stock, approximately 0.2 million PSUs and approximately 0.2 million RSUs under the Performance Incentive Plan, including to the Named Executive Officers as follows: 216,050 options and 65,830 PSUs to Mr. Adams; 58,642 options and 17,868 PSUs to Mr. Peterson; 40,124 options and 12,226 PSUs to Mr. Stillings; 49,383 options and 15,047 PSUs to Mr. Zaba; and 20,062 options and 6,113 PSUs to Mr. Wehr. The options were granted at $23.13 per share, which was the closing trading price on the NYSE on the date of the grant, and vest ratably over three years after the grant date; the PSUs can be earned at levels between 0% and 200% based on satisfaction of the performance conditions during the fiscal 2018 to fiscal 2020 performance period. Mr. Stillings was guaranteed a fiscal 2018 equity grant equal to at least 125% of his annual base salary pursuant to terms negotiated when he joined Rexnord.

See also the “Outstanding Equity Awards at Fiscal 2017 Year-End” table for information regarding outstanding equity awards and the performance of the fiscal 2016 and fiscal 2017 PSUs as of the end of fiscal 2017.

Stock Ownership Requirements for Executive Officers. The Committee has adopted stock ownership guidelines for our executive officers, including the Named Executive Officers, to align their interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. The guidelines are expressed as a multiple of an executive’s base salary. The guidelines require the CEO to own Rexnord stock with a market value equal to six times his base salary and require the executive officers other than the CEO to own three times their base salary within five years of the adoption of the guidelines. Shares owned, performance shares once earned and vested in-the-money stock options are included in determining the executives’ level of ownership. As of the Record Date, four of our executive officers, including the CEO, had met the stock ownership guidelines, and the Company believes that all of the executives will have met their stock ownership guidelines within the specified five-year window.

Employment Agreements; Severance and Change in Control Arrangements; Other Benefits Upon Termination. Historically, the Company generally has not entered into employment agreements with its domestic employees, including with its executive officers in the United States, because the Company believed that management and executives should be treated similarly to other employees and should be subject to at-will employment. Instead, the Company had employment offer letters to set forth the initial terms and conditions of employment, but generally those did not have continuing obligations. That said, the Company has, from time to time, entered into employment agreements, including with its Chief Executive Officer and in connection with acquisitions or significant transactions, in order to retain key individuals.

The Committee has regularly considered whether employment agreements should be adopted more broadly than was the case with its historic practice. Following the Company’s IPO, it entered into employment agreements with its three executive officers at the time, including Messrs. Adams and Peterson. The agreement with Mr. Adams, which includes change in control provisions, was amended in fiscal 2016 to extend its initial term for an additional three years, through November 2018. The agreement with Mr. Peterson was replaced in fiscal 2017 with the change in control and severance arrangements discussed below.

The Company has also entered into change in control, severance and/or retention agreements with other key employees from time to time. For example, in fiscal 2013, in connection with our board of directors’ now-completed evaluation of strategic alternatives for the Company, we entered into retention bonus and change in control severance agreements (“retention and change in control agreements”) with certain key employees. The retention and change in control agreements were intended to help ensure that the Company continued to retain the services of these key employees, as well as to motivate these individuals, during and after the strategic review process. Under the retention and change in control agreements, each such employee was entitled to receive a stated cash payment upon the earlier of a change in control of the Company (as defined in the agreement) or two years from the date of the agreement, provided that the individual remained employed by the Company through such date and met other stated conditions. In fiscal 2015, the retention benefits under the retention and change in control agreements for Mr. Wehr and one other executive officer vested and they received the stated cash payouts; there are no further retention benefits under those agreements. The retention and change in control agreements also had ongoing provisions related to potential payments upon a change in control of the Company. Executive officers who were hired after the board of directors’ now-completed evaluation of strategic alternatives, including Messrs. Stillings and Zaba, did not have employment agreements or retention and change in control agreements because the Committee had not approved such agreements in the absence of a specific ongoing evaluation process, and, therefore, these officers had the same severance benefits available to the Company’s other, non-executive salaried employees.

To provide more uniform treatment of executive officers, and as part of the Committee’s review of benefits to help assure they remain at appropriate levels, in fiscal 2017, the Company adopted an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all executive officers other than the CEO and to certain other key employees; in connection therewith, the outstanding employment and retention and change in control agreements with such persons (other than with the CEO) are being terminated. The Executive Change in Control Plan provides potential benefits that are generally consistent with benefits that would have been provided under the prior executive arrangements, with certain adjustments, including the removal of the annual target bonus from the determination of the amount of severance payments and the removal of the rights to receive any prior year unpaid bonus and to receive a pro-rated annual bonus for the year of termination. The Executive Severance Plan formalizes the Company’s practices in the event of a termination of an executive officer without cause other than in connection with a change in control transaction and sets uniform benefits levels, whereas the Company’s general severance practices typically vary based on years of service.

The Committee believes it is important to have employment agreements, and change in control and severance arrangements, to help assure the Company of the continuing availability of the Named Executive Officers’ and other key employees’ services over a period of time and to protect the Company from competition post-employment, as well as to help assure that those individuals will not be distracted by personal interests in the case of a potential acquisition of Rexnord and to maintain their continuing loyalty to the Company. The change in control provisions in the executives’ employment agreements and the Executive Change in Control Plan utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.

For more information regarding the employment agreements, the Executive Change in Control Plan and the Executive Severance Plan, see “Executive Compensation—Employment-Related Agreements and Potential Payments Upon Termination or Change in Control” below.

In addition, for all officers and employees, including the Named Executive Officers, outstanding equity awards granted in fiscal 2016 and prior years under the Performance Incentive Plan will become fully vested immediately (with PSUs generally vesting at target) if Rexnord experiences certain liquidity events, such as being acquired, as set forth in those plans. However, awards granted beginning in fiscal 2017 have a “double trigger” and do not immediately vest on a liquidity event unless certain other conditions, such as a loss of employment, are met.

Retirement Benefits. Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the Rexnord Non-Union Pension Plan (the “Pension Plan”). None of the other Named Executive Officers participates in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation – including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits – for the five consecutive years within the last ten consecutive years preceding termination that produce the highest average. The Pension Plan’s benefits formula also integrates benefit formulas from certain prior plans of former affiliates in which certain participants may have been entitled to participate. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final ten consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation. To further enhance executive officers’ and other participants’ ability to defer compensation to permit long-term savings, the Company adopted the Rexnord Corporation Deferred Compensation Plan (the “Deferred Plan”), effective January 1, 2016. Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary, annual cash incentive bonus and hiring bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary. In addition, under the Plan, each Eligible Participant is eligible to receive a personal retirement account (“PRA”) contribution from the Company for compensation that is above the compensation limit set forth in Internal Revenue Code Section 401(a)(17). PRA contributions, if any, are made at the Company’s discretion each quarter and range from 0% to 3% of compensation. Company contributions credited to an Eligible Participant’s account will be vested once he or she has been an Eligible Participant for three years.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Rexnord Stock Fund and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years, with certain exceptions for separation from service prior to the attainment of age 60 or upon death. In any event, payments triggered by a separation from service generally will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Other Personal Benefits. The Company and its subsidiaries provide the Named Executive Officers with personal benefits, such as reimbursement of travel expenses, automobile-related benefits, club dues, tax and financial planning assistance, and moving, relocation and temporary housing expenses and reimbursements, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the Named Executive Officers. In particular, during fiscal 2017, benefits to the Named Executive Officers included, varying on the particular executive officer, club dues, estate planning assistance, payment for relocation expenses and temporary housing, and an automobile allowance or participation in an automobile leasing program.

Tax Considerations. Section 162(m) of the Code limits the deductibility of compensation in excess of $1.0 million during a fiscal year to certain executive officers of publicly held companies. Exceptions are made for, among other things, performance-based plans approved by stockholders. Stock options and PSUs are included in awards that may be performance-based compensation, as are performance-based cash incentives under the Performance Incentive Plan and the Company’s MICP program. Appropriate approvals of the Performance

Incentive Plan (and its predecessor) and the MICP were obtained to qualify for an exception from Section 162(m) for any stock options, PSUs or performance-based cash incentives awarded under the plans. Although the Committee may from time to time determine that compensation above the Section 162(m) threshold is appropriate in certain circumstances (such as CEO compensation in certain years or compensation related to the hiring of a new executive), the Committee intends to continue to be mindful of these limitations, and compliance with Section  162(m) as appropriate.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during fiscal 2017 was a current or former employee of the Company, nor were there any transactions or relationships involving members of the Compensation Committee that required disclosure under SEC rules.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation Committee” and are set forth in a written charter adopted by the board. The charter is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis.” Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K and be included in this Proxy Statement.

Members of the Compensation Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Thomas D. Christopoul (Chair)

Paul W. Jones

John M. Stropki

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our CEO, our CFO and the three executive officers who had the highest compensation of our other executive officers (collectively, our “Named Executive Officers”).

Name	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd A. Adams	2017	$876,923	—	$3,281,336	$7,000,002	$703,125	$25,409	$93,424	$11,980,219
President and Chief Executive Officer	2016	750,000	—	—	—	703,125	1,200	46,618	1,500,943
	2015	750,000	—	—	—	875,976	—	36,962	1,662,938

Mark W. Peterson	2017	437,962	—	295,330	630,000	175,890	442	42,496	1,582,120
Senior Vice President and Chief Financial Officer	2016	423,461	—	240,011	560,003	186,469	219	26,493	1,436,656
	2015	410,384	—	—	—	185,453	—	31,476	627,313

Matthew J. Stillings	2017	211,539	$401,280	2,000,018	—	—	—	18,873	2,631,710
Group Executive, President – Water Management Platform (7)

Kevin J. Zaba	2017	425,077	—	246,110	525,005	201,380	4,857	239,527	1,641,956
Group Executive, President – Process & Motion Control (8)	2016	396,769	—	105,008	244,997	169,190	—	94,845	1,010,809
	2015	255,000	102,000	—	2,000,000	169,845	—	64,469	2,591,314

Craig G. Wehr	2017	372,692	—	139,459	297,501	182,020	46,828	30,354	1,068,854
Group Executive, President – Zurn	2016	358,461	—	97,488	227,502	289,575	21,112	18,728	1,012,866
	2015	339,231	423,000	62,430	250,675	229,731	130,080	31,405	1,466,552

(1)

Salary reflects amounts actually paid during the fiscal year. Any amounts deferred under the Rexnord Corporation Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(2)

The amounts in column (d) include only bonus payments made outside of our annual MICP or guaranteed payments thereunder in excess of amounts otherwise earned. Payments under the MICP are set forth in column (g), “Non-Equity Incentive Plan Compensation.” The amounts in column (d) for fiscal 2017 for Mr. Stillings and for fiscal 2015 for Mr. Zaba reflect negotiated cash signing bonuses received upon joining Rexnord, the amount for fiscal 2017 for Mr. Stillings also reflects his guaranteed MICP payment, and the amount for fiscal 2015 for Mr. Wehr reflects a cash retention payment pursuant to his fiscal 2013 retention and change in control agreement.

(3)

The amounts in columns (e) and (f) reflect the grant date fair value computed in accordance with ASC 718 for equity awards under the Performance Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of equity awards contained in Note 15 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2017.

The fiscal 2017 and fiscal 2016 grants of PSUs vest based on the relative TSR of the Company’s common stock as compared to companies in the S&P 1500 Industrials Sector Index and on goals related to absolute free cash flow conversion. PSUs are reported in column (e), “Stock Awards,” at target; participants can earn twice the number of PSUs granted for performance at maximum. The value of the fiscal 2017 PSUs at the maximum performance level would be as follows for each Named Executive Officer (other than

Mr. Stillings, who was not employed by Rexnord on the grant date and received RSUs, instead of PSUs and stock options, in fiscal 2017): Mr. Adams—$6,562,672; Mr. Peterson—$590,660; Mr. Zaba—$492,220; and Mr. Wehr—$278,918. The value of the fiscal 2016 PSUs at the maximum performance level would be as follows for each Named Executive Officer (other than Mr. Adams who did not receive equity awards in that fiscal year): Mr. Peterson—$480,000; Mr. Zaba—$210,000; and Mr. Wehr—$195,000. Grants of stock options and RSUs are not subject to performance conditions.

Please also see the “Grants of Plan-Based Awards in Fiscal 2017” table for further information about equity awards granted in fiscal 2017, “Compensation Discussion and Analysis—General Compensation Philosophy and Objectives of Executive Compensation Programs—CEO Compensation Philosophy” for a discussion of supplemental equity compensation granted to our CEO in fiscal 2017, and the “Outstanding Equity Awards at Fiscal 2017 Year-End” table for information regarding all outstanding equity awards at the end of fiscal 2017.

(4)

The amounts in column (g) represent the amount payable as cash incentive awards under the Company’s MICP to the Named Executive Officers for the respective fiscal year’s performance. For Mr. Zaba, the amount in column (g) for fiscal 2015 includes $114,645 for a guaranteed minimum payment under the MICP that was negotiated at the time he joined the Company. Any amounts deferred under the Rexnord Corporation Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(5)

The amount in column (h) represents the increase in the actuarial present value of pension benefits under the Pension Plan between fiscal years. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding the Pension Plan and the Deferred Compensation Plan.

(6)	The amounts in column (i) for fiscal 2017 include the items listed in the table below.

Name	Year	401(k) Matching Contribution ($)	401(k) Personal Retirement Account (“PRA”) ($)	Deferred Compensation Plan Company Contribution ($)	Automobile Allowance and Related Expenses ($)	Estate Planning ($)	Club Dues ($)	Relocation Expenses ($) (a)	Total ($)
Todd A. Adams	2017	$11,942	$7,950	$55,317	$4,015	$1,560	$12,639	—	$93,424
Mark W. Peterson	2017	9,138	7,950	19,092	5,921	—	395	—	42,496
Matthew J. Stillings	2017	12,046	—	—	6,827	—	—	—	18,873
Kevin J. Zaba	2017	9,148	7,905	17,495	—	—	—	$204,979	239,527
Craig G. Wehr	2017	9,139	7,950	7,539	1,463	—	4,264	—	30,354

(a)	Consists of temporary housing, closing costs, furnishings allowances and related expenses for Mr. Zaba.

(7)

Mr. Stillings joined Rexnord as Group Executive, President – Water Management Platform during fiscal 2017. The amounts in the table reflect the compensation he received in fiscal 2017 beginning on his start date.

(8)	Mr. Zaba joined Rexnord as an executive officer during fiscal 2015, and in fiscal 2017, he was named Group Executive, President – Process & Motion Control.

*     *     *

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in the specified fiscal years. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of PSUs, RSUs and stock options, cash incentive compensation and, for certain Named Executive Officers, signing or retention bonuses and/or accrued benefits under Company retirement plans. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow, as well as the preceding “Compensation Discussion and Analysis” section. The “Grants of Plan-Based Awards in Fiscal 2017” table, and the description of the material terms of equity awards that follows it, provide information regarding the long-term equity incentives awarded to our Named Executive Officers in fiscal 2017. The “Outstanding Equity Awards at Fiscal 2017 Year-End” table provides further information regarding the Named Executive Officers’ potential realizable value with respect to their outstanding equity awards. The “Pension Benefits” table shows the number of years of credited service, the present value of accumulated benefits and the payments made during the last fiscal year under the Pension Plan. The “Nonqualified Deferred Compensation Plan” table provides information regarding contributions and year-end balances in the Company’s Deferred Compensation Plan. The discussion under “Employment-Related Agreements and Potential Payments Upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Grants of Plan-Based Awards in Fiscal 2017

The following table presents information about grants of plan-based awards made to our Named Executive Officers during the fiscal year ended March 31, 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards (5) ($)	Grant Date Fair Value of Stock & Option Awards (6) ($)
Name	Award Type	Grant Date	Threshold (2) ($)	Target (3) ($)	Maximum (4) ($)	Threshold (#)	Target (#)	Maximum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd A. Adams	MICP	06/01/2016	$562,500	$1,125,000	$2,250,000	—	—	—	—	—	—	—
	Options(7)	05/20/2016	—	—	—	—	—	—	—	1,092,044	$19.70	$7,000,002
	PSUs(8)	05/20/2016	—	—	—	67,426	134,851	269,702	—	—	—	3,281,336

Mark W. Peterson	MICP	06/01/2016	143,000	286,000	—	—	—	—	—	—	—	—
	Options(7)	05/20/2016	—	—	—	—	—	—	—	98,284	19.70	630,000
	PSUs(8)	05/20/2016	—	—	—	6,069	12,137	24,274	—	—	—	295,330

Matthew J. Stillings	MICP	11/01/2016	126,280	154,000	—	—	—	—	—	—	—	—
	RSUs(9)	10/17/2016	—	—	—	—	—	—	104,713	—	—	2,000,018

Kevin J. Zaba	MICP	06/01/2016	139,750	279,500	—	—	—	—	—	—	—	—
	Options(7)	05/20/2016	—	—	—	—	—	—	—	81,904	19.70	525,005
	PSUs(8)	05/20/2016	—	—	—	5,057	10,114	20,228	—	—	—	246,110

Craig G. Wehr	MICP	06/01/2016	121,875	243,750	—	—	—	—	—	—	—	—
	Options(7)	05/20/2016	—	—	—	—	—	—	—	46,412	19.70	297,501
	PSUs(8)	05/20/2016	—	—	—	2,866	5,731	11,462	—	—	—	139,459

(1)

Amounts reflect target cash incentive awards under the MICP for the 2017 fiscal year for each Named Executive Officer. Actual amounts paid under the MICP for fiscal 2017 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)

There is no minimum amount payable under the MICP; however, the board guaranteed Mr. Stillings a $126,280 minimum payment under the MICP at the time he joined Rexnord. Unless guaranteed, no payout is earned if either (i) the Company or the respective business, as the case may be, fails to achieve the specified performance metrics (which are discussed in “Compensation Discussion and Analysis—Fiscal 2017 Executive Compensation Components and Determinations—Annual Performance-Based Awards” above) or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold payout amount is 50% of the Target amount, and the amount shown in column (c) represents the amount payable under the MICP if 90% of the applicable performance targets are met and a 1.0 personal performance multiplier is applied. For each percentage point by which the applicable metrics are missed, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company (or respective business) fails to reach at least 90% of the applicable metrics; however, a bonus is paid if at least 90% of any of the applicable financial metrics is met.

For executive officers, the personal performance multiplier is between zero and 1.5, with 1.5 as the base point and the Compensation Committee using “negative discretion” to reduce the multiplier to the intended level based on the executive officer’s performance.

(3)

Represents the amount payable under the MICP if 100% of the corporate (or respective business) metrics are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary, excluding any additional discretionary bonus that could be paid under the plan. A personal performance multiplier of 1.0 denotes on-target achievement of goals.

(4)

Except for Mr. Adams and certain cases authorized by the Committee, the MICP does not set a limit on the maximum incentive opportunity payable with respect to the corporate (or respective business) financial performance-based portion of the incentive formula. For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For fiscal 2017, the Committee set a limit of 250% of base salary on the maximum incentive opportunity for Mr. Adams because it believed such a cap is appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.

(5)	The exercise price of stock options is equal to the closing trading price of the Company’s common stock on the NYSE on the grant date.

(6)

This amount represents the grant date fair value of the equity awards calculated in accordance with ASC 718. See also the discussion of equity awards contained in Note 15 – Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2017.

(7)	The options vest in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

(8)

Vesting of the PSUs is dependent on the relative TSR of the Company’s common stock as compared to companies in the S&P 1500 Industrials Sector Index and on goals related to absolute free cash flow conversion during the three-year performance period (fiscal 2017-fiscal 2019). The PSUs have 100% cliff vesting after three years, assuming continued employment, and can be earned at levels between 0% and 200% based on the satisfaction of the performance conditions. For more information regarding the PSUs, see “Narrative to Grants of Plan-Based Awards Table” below.

(9)	The RSUs vest in three equal installments beginning on the first anniversary of the grant date, assuming continued employment.

*    *    *

Narrative to Grants of Plan-Based Awards Table

As described under “Compensation Discussion and Analysis—2017 Executive Compensation Components and Determinations—Annual Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For the Named Executive Officers, the goals were based on: the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual Company or a specific business’s financial performance targets.

The Performance Incentive Plan is intended to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders. All of the options granted to our Named Executive Officers, as well as the RSUs granted to Mr. Stillings, under the

Performance Incentive Plan during fiscal 2017 vest in three annual installments beginning on the first anniversary of the grant date, assuming continued employment. Vesting of the PSUs is dependent on the relative TSR of the Company’s common stock as compared to companies in the S&P 1500 Industrials Sector Index and on goals related to absolute free cash flow conversion during the three-year performance period. The awards do not vest and are forfeited if specified performance levels are not achieved. For performance at the threshold level, 50% of the PSUs may be earned, and for performance above the target level, recipients may earn up to twice the target number of PSUs. The PSUs have 100% cliff vesting after three years, assuming continued employment. See “Compensation Discussion and Analysis—Fiscal 2017 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above for more information regarding the Performance Incentive Plan, as well as equity grants made to our executive officers under that plan, and “Compensation Discussion and Analysis—General Compensation Philosophy and Objectives of Executive Compensation Programs—CEO Compensation Philosophy” for a discussion of supplemental equity compensation granted to our CEO in fiscal 2017.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table presents information about Rexnord stock and option awards held by our Named Executive Officers that were outstanding at March 31, 2017.

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)			(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Todd A. Adams	04/19/2007		55,138	—	$4.79	04/19/2017	—	—	—	—
	06/24/2008		89,914	—	9.609	06/24/2018	—	—	—	—
	07/30/2009		224,785	—	4.804	07/30/2019	—	—	—	—
	09/11/2009		499,524	—	4.804	09/11/2019	—	—	—	—
	10/29/2010		166,508	—	8.888	10/29/2020	—	—	—	—
	03/29/2012		937,000	—	18.00	03/29/2022	—	—	—	—
	05/20/2016	(4)	—	1,092,044	19.70	05/20/2026	—	—	—	—
	05/20/2016	(5)	—	—	—	—	—	—	134,851	$3,112,361

Mark W. Peterson	07/30/2009		5,620	—	4.804	07/30/2019	—	—	—	—
	07/29/2010		7,284	—	8.888	07/29/2020	—	—	—	—
	12/29/2011		83,254	—	18.737	12/29/2021	—	—	—	—
	05/11/2012	(6)	112,500	112,500	22.03	05/11/2022	—	—	—	—
	05/22/2015	(4)	25,192	50,382	25.77	05/22/2025	—	—	—	—
	05/20/2016	(4)	—	98,284	19.70	05/20/2026	—	—	—	—
	05/22/2015	(7)	—	—	—	—	—	—	8,400	193,872
	05/20/2016	(5)	—	—	—	—	—	—	12,137	280,122

Matthew J. Stillings	10/17/2016	(8)	—	—	—	—	104,713	$2,416,776	—	—

Kevin J. Zaba	07/31/2014	(5)	—	201,228	26.91	07/31/2024	—	—	—	—
	05/22/2015	(4)	11,021	22,042	25.77	05/22/2025	—	—	—	—
	05/20/2016	(4)	—	81,904	19.70	05/20/2026	—	—	—	—
	05/22/2015	(7)	—	—	—	—	—	—	3,675	84,819
	05/20/2016	(5)	—	—	—	—	—	—	10,144	233,431

Craig G. Wehr	07/30/2009		29,964	—	4.804	07/30/2019	—	—	—	—
	07/29/2010		20,813	—	8.888	07/29/2020	—	—	—	—
	05/11/2012	(6)	17,500	17,500	22.03	05/11/2022	—	—	—	—
	05/23/2013	(6)	22,500	22,500	19.00	05/23/2023	—	—	—	—
	09/03/2014	(9)	13,550	13,550	29.31	07/31/2024	—	—	—	—
	05/22/2015	(4)	10,234	20,468	25.77	05/22/2025	—	—	—	—
	05/20/2016	(4)	—	46,412	19.70	05/20/2026	—	—	—	—
	09/03/2014	(10)	—	—	—	—	1,065	24,580	—	—
	05/22/2015	(7)	—	—	—	—	—	—	3,412	78,749
	05/20/2016	(5)	—	—	—	—	—	—	5,731	132,271

(1)	Since March 29, 2012, all equity grants have been made under the Performance Incentive Plan.

(2)

The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.

(3)	The market value of the PSUs and RSUs reported above is based on the $23.08 per share closing price of our common stock on the NYSE on March 31, 2017.

(4)	The original option grant vests in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

(5)

Vesting of the PSUs granted in fiscal 2017 is dependent on the relative TSR of the Company’s common stock as compared to companies in the S&P 1500 Industrials Sector Index and on goals related to absolute free cash flow conversion during the three-year performance period (fiscal 2017 through fiscal 2019). The value of the award is shown at the target achievement level based on performance-to-date as of the end of fiscal 2017.

(6)	50% of the original option vested on the third anniversary of the grant date and the other 50% vests on the fifth anniversary of the grant date.

(7)

Vesting of the PSUs granted in fiscal 2016 is dependent on the relative TSR of the Company’s common stock as compared to companies in the S&P 1500 Industrials Sector Index and on goals related to absolute free cash flow conversion during the three-year performance period (fiscal 2016 through fiscal 2018). The value of the award is shown at the target achievement level based on performance-to-date as of the end of fiscal 2016.

(8)	The original RSU grant vests in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

(9)	The original option grant vests in four equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

(10)	The original RSU grant vests in four equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

Narrative to the Outstanding Equity Awards Table

Outstanding equity awards as of March 31, 2017, consisted of options granted under the 2006 Option Plan and PSUs, RSUs and options granted under the Performance Incentive Plan. See also “Compensation Discussion and Analysis – 2017 Executive Compensation Components and Determinations – Long-Term Equity Incentive Awards” above.

The options granted prior to fiscal 2017 under the Performance Incentive Plan will become fully vested immediately (with PSUs generally vesting at target) if Rexnord experiences certain liquidity events or corporate transactions, such as certain business combinations or other events, as set forth in the applicable plan. Awards granted beginning in fiscal 2017 have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control.

Option Exercises and Stock Vested in Fiscal 2017

The following table sets forth information about option exercises and stock awards granted to the Named Executive Officers in prior fiscal years that vested in fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	166,012	$2,908,525	—	—

Mark W. Peterson	—	—	—	—

Matthew J. Stillings	—	—	—	—

Kevin J. Zaba	—	—	—	—

Craig G. Wehr	—	—	532	$11,693

(1)

The value realized is based on the difference between the exercise price of the options and the sale price of the underlying shares on the date of exercise for shares that were sold; for shares that were held upon the exercise of options, the value realized is based on the difference between the exercise price of the options and the average of the high and low trading prices of the Company’s common stock on the NYSE on the date of exercise.

(2)	The value realized is based on the closing trading price of the Company’s common stock on the NYSE on the vesting date.

Pension Benefits

The following table provides information on the benefits that are accrued under the Rexnord Non-Union Pension Plan (the “Pension Plan”), in which Mr. Wehr participates. None of the Company’s other Named Executive Officers participated in any qualified or nonqualified defined-benefit Company pension plans as of March 31, 2017.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	—	—	—	—

Mark W. Peterson	—	—	—	—

Matthew J. Stillings	—	—	—	—

Kevin J. Zaba	—	—	—	—

Craig G. Wehr (2)	Rexnord Non-Union Pension Plan	16.4	$472,235	—

(1)

The amount in column (d) represents the actuarial present value of the accumulated pension benefit under the Pension Plan as of the March 31, 2017 measurement date used for financial statement reporting purposes. Participants in the Pension Plan are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. For a description of the material assumptions used to calculate the present value of accumulated benefits, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Retirement Benefits” and Note 16 – Retirement Benefits to our Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

(2)

Mr. Wehr was a participant in the Jacuzzi Brands, Inc. Master Pension Plan, which was merged into the Pension Plan in 2007 in connection with the Company’s acquisition of Zurn. The number of years of credited service is now frozen, but includes prior service with Jacuzzi, Zurn and their affiliates.

Narrative to Pension Benefits Table

Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the Pension Plan. None of the other Named Executive Officers participates in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation – including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits – for the five consecutive years within the last 10 consecutive years preceding termination that produce the highest average. The Pension Plan’s benefits formula also integrates benefit formulas from certain prior plans of former affiliates in which certain participants may have participated. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and, although years of service are frozen, will receive benefits based on the five consecutive years within the final 10 consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation

The following table sets forth information related to the named executive officers’ participation in the Rexnord Corporation Deferred Compensation Plan (the “Deferred Plan”).

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
Todd A. Adams	$140,466	$55,317	$25,409	—	$243,161

Mark W. Peterson	35,015	19,092	442	—	66,537

Matthew J. Stillings	—	—	—	—	—

Kevin J. Zaba	25,378	17,495	4,857	—	47,731

Craig G. Wehr	—	7,539	955	—	8,495

(1)

The amounts in column (b) are reported in the “Salary” column of the Summary Compensation Table above and the amounts reported in column (c) are reported in the “All Other Compensation” column of the Summary Compensation Table above.

(2)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings: Mr. Adams—$21,969; and Mr. Peterson—$11,988. Messrs. Zaba and Wehr did not participate in the Deferred Plan prior to fiscal 2017, and Mr. Stillings was not employed by Rexnord until fiscal 2017; therefore, no amounts have been previously reported in the Summary Compensation Tables included in the Company’s proxy statements for its prior annual meetings for these executive officers.

Narrative to the Nonqualified Deferred Compensation Table

The Company adopted the Deferred Plan, effective January 1, 2016. Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation

Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary and annual cash incentive bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary. In addition, under the Deferred Plan, each Eligible Participant is eligible to receive a personal retirement account (“PRA”) contribution from the Company for compensation that is above the compensation limit set forth in Internal Revenue Code Section 401(a)(17). PRA contributions, if any, are made at the Company’s discretion each quarter and range from 0% to 3% of compensation. Company contributions credited to an Eligible Participant’s account will be vested once he or she has been an Eligible Participant for three years.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Rexnord Stock Fund, certain other funds and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years. If an Eligible Participant separates from service prior to the attainment of age 60, any distribution election will be disregarded and the Eligible Participant will receive a lump sum distribution after his or her separation from service. In any event, payments triggered by a separation from service will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Employment-Related Agreements and Potential Payments Upon Termination or Change in Control

Employment Agreements, Severance Arrangements and Change in Control Benefits. This section describes certain material provisions of Company arrangements related to employment and post-employment compensation.

In fiscal 2013, the Company entered into employment agreements with each of its three then-serving executive officers, including Mr. Adams. The employment agreement with Mr. Adams was for an initial term of three years and was automatically extended each year after the initial term for another one-year term, unless the specified notice was given. The agreement with Mr. Adams was amended during fiscal 2016 to extend the initial term for an additional three years (through November 2018). The agreement also provides that if there is a change in control, then the term will continue for two years.

To provide more uniform treatment of executive officers upon certain termination of employment events, and as part of the Committee’s review of benefits to help assure they remain at appropriate levels, in fiscal 2017, the Company adopted an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all executive officers other than the CEO and to certain other key employees. The Executive Change in Control Plan provides potential benefits upon certain terminations that occur in connection with a change in control that are generally consistent with the benefits that would have been provided under the prior executive arrangements, with certain adjustments. These adjustments include removing the annual target bonus from the determination of the amount of severance payments and removing both the right to receive any prior year unpaid bonus and the right to receive a pro-rated annual bonus for the year of termination. The Executive Severance Plan sets uniform benefits levels in the event of a termination of an executive officer without cause other than in connection with a change in control transaction.

Among other things, the agreements and plans specify the effects if the Company terminates a Named Executive Officer without cause, or a Named Executive Officer leaves the Company for good reason, and determines the compensation payable upon such events, as well as payments in connection with a change in control, as follows:

Termination not for cause and not in connection with a change in control

Pursuant to the employment agreement with Mr. Adams or the Executive Severance Plan (for the other executives), in the event the Named Executive Officer is terminated without “cause,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by 1.5, payable in installments over an 18-month period, as well as any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•	for the other Named Executive Officers, severance payments equal to the sum of the officer’s current base salary, payable in installments over a 12-month period;

•	continued participation, with related employer contributions, in the Company’s medical plans for 12 months (18 months in the case of Mr. Adams); and

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable in accordance with the terms and conditions set forth in such awards or the plan governing the awards (for Mr. Adams, vested options will be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options).

“Cause” generally includes each Named Executive Officer’s: willful and continued failure to perform his or her duties following opportunities to cure; conviction of (or pleading guilty or no contest to) a felony or any crime involving moral turpitude; gross misconduct in the performance of his or her employment duties; and breach of any applicable restrictive covenant.

Termination in connection with a change in control

Pursuant to the employment agreement with Mr. Adams or the Executive Change in Control Plan (for the other executives), if, within 90 days prior to or two years following a “change in control,” the Named Executive Officer is terminated without cause or resigns for “good reason,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over a 24-month period (or, in a lump sum if the change in control does not meet certain requirements under Internal Revenue Code Section 409A), as well as any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•

for the other Named Executive Officers, severance payments equal to the officer’s current base salary multiplied by 1.5, payable in installments over an 18-month period (or, in a lump sum if the change in control does not meet certain requirements under Internal Revenue Code Section 409A);

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest, and all vested options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options; provided that the limits under the Performance Incentive Plan intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 will be applied only to the extent that such limits increase the after-tax amount the Named Executive Officer receives; and

•	continued participation, with related employer contributions, in the Company’s medical plans for 18 months (two years in the case of Mr. Adams).

A “change in control” of the Company generally will be deemed to occur when a person acquires more than 50% of the outstanding shares or voting power of Rexnord’s stock; a majority of the board consists of individuals who were not approved by a majority of the incumbent board; or Rexnord engages in a specified business combination or is dissolved. Upon a change in control of the Company, the Named Executive Officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above. “Good reason” is generally when the scope of a Named Executive Officer’s employment with the Company “negatively and materially” changes; the Named Executive Officer’s salary or target bonus opportunity is materially reduced; the Named Executive Officer’s principal office is to be relocated more than 50 miles from its present location; or, in the case of Mr. Adams, the failure by the Company to reelect him to the board.

Other terminations

In addition, under the arrangements, the executives would be entitled to certain benefits upon other termination events as follows:

•

In the event of a termination due to death or disability, Mr. Adams would be entitled to receive any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs; all Named Executive Officers would be entitled to disability insurance benefits or life insurance proceeds under applicable plans; and the executive’s unvested long-term incentive awards will vest or be forfeited, and any vested stock options will be exercisable in accordance with their terms.

•

If the executive terminates his employment without good reason and not in connection with a change in control, then all unvested long-term incentive grants will be forfeited and cancelled, but all vested stock options shall remain exercisable in accordance with their terms.

•

If the Company terminates the executive’s employment without cause and other than for disability, the executive’s long-term incentive grants shall vest or be forfeited in accordance with their terms, and any stock options shall be exercisable in accordance with their terms (but not less than 90 days).

If the Company terminates the executive for cause, no additional benefits would be paid to the executive and all stock options (vested and unvested), RSUs, PSUs and other long-term incentives would be immediately forfeited and cancelled.

Under the employment agreement, Executive Change in Control Plan and Executive Severance Plan, the Company is also protected from competition by the Named Executive Officers after their employment with the Company would cease. Upon termination, the Named Executive Officers agree to not interfere with the relationships between the customers or employees of Rexnord for two years and one year, respectively (these periods are both 18 months in the case of Mr. Adams, and are extended to 24 months in the event of a termination of Mr. Adams in connection with a change in control). In addition, the Named Executive Officers agree that they will not compete with Rexnord over a two-year period (18 months in the case of Mr. Adams for a termination other than in connection with a change in control) following termination and in geographical locations proximate to Rexnord’s operations. Further, the Named Executive Officers have agreed to related confidentiality requirements after the termination of their employment and have agreed to provide a release of claims to the Company.

Other Potential Payments to the Named Executive Officers. In addition, for all officers and employees, including the Named Executive Officers, outstanding equity awards granted prior to fiscal 2017 under the Performance Incentive Plan will become fully vested immediately (with PSUs generally vesting at target) if the Company experiences certain liquidity events, such as being acquired, as set forth in those plans and subject to any limitations in those plans intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 (with such limitations being modified by the employment agreements as described above). Awards granted beginning in fiscal 2017 have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control.

Potential Benefits Table. The following table sets forth the estimated current value of benefits that could be paid to the Named Executive Officers upon various events of termination or a change in control under the employment agreement for Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan, as well as the terms of other benefits plans available to the Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The table reflects the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at March 31, 2017, using the provisions of the employment agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan. In addition, the table does not include certain payments or benefits, such as accrued vacation time, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination and/or the arrangements described above.

Name	Cash ($)	Equity (1) ($)	Pension / Non-Qualified Deferred Compensation (2) ($)	Perquisites / Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Due to Death or Disability

Todd A. Adams	$703,125	$6,803,470	—	—	—	—	$ 7,506,595

Mark W. Peterson	175,890	—	—	—	—	—	175,890

Matthew J. Stillings	126,280	—	—	—	—	—	126,280

Kevin J. Zaba	201,380	—	—	—	—	—	201,380

Craig G. Wehr	182,020	—	—	—	—	—	182,020

Termination By the Company Without Cause and Not in Connection with Change in Control

Todd A. Adams	3,740,625	6,803,470	—	$26,262	—	—	10,570,357

Mark W. Peterson	440,000	—	—	17,748	—	—	457,748

Matthew J. Stillings	440,000	—	—	17,748	—	—	457,748

Kevin J. Zaba	430,000	—	—	17,508	—	—	447,508

Craig G. Wehr	375,000	—	—	18,228	—	—	393,228

Termination By the Company Without Cause, or By the Executive for Good Reason, in Connection with Change in Control

Todd A. Adams	4,753,125	6,803,470	—	35,016	—	—	11,591,611

Mark W. Peterson	660,000	924,319	—	26,622	—	—	1,610,941

Matthew J. Stillings	660,000	2,416,776	—	26,622	—	—	3,103,398

Kevin J. Zaba	645,000	595,774	—	26,262	—	—	1,267,036

Craig G. Wehr	562,500	478,068	—	27,342	—	—	1,067,910

(1)

Upon a change in control, outstanding unvested equity awards granted prior to fiscal 2017 would become vested, with PSUs generally vesting at target. For awards granted in fiscal 2017 and thereafter, under the arrangements, if within two years following the change in control, the Company terminates the executive, or the executive resigns for good reason, all unvested equity awards will become vested upon such termination, with PSUs generally vesting at target. Pursuant to the arrangements, upon a termination other than in connection with a change in control, equity awards and long-term incentives may not be subject to accelerated vesting.

With respect to options, the amount shown represents the difference in value of the outstanding unvested options between their exercise price and the $23.08 closing price of the Company’s common stock on the NYSE on March 31, 2017, the last trading day of fiscal 2017; the amount does not include unvested options that have an exercise price greater than the closing price on the NYSE at fiscal year end because those options had no unrealized value at that date. With respect to RSUs, the amount shown represents the value of the unvested RSUs based on the closing price on the NYSE on March 31, 2017. With respect to PSUs, the amount shown represents the value of the unvested PSUs at target based on the closing price on the NYSE on March 31, 2017. The amount does not include the value of any awards that have already vested at fiscal year end, even though the Named Executive Officer could receive the value of those awards in connection with a termination, along with other already-earned compensation.

(2)

Mr. Wehr is a vested participant in the Pension Plan and, therefore, he (or his beneficiary) is entitled to receive payments pursuant to the Pension Plan upon his death, disability or otherwise upon reaching retirement age. However, such benefits are not increased due to any of the events stated in this table. See the “Pension Benefits” table above. All executive officers are eligible to participate in the Deferred Plan. Benefits under the Deferred Plan are not increased, nor is vesting accelerated, as a result of any of the reported events of termination of employment, although in certain circumstances the distribution of amounts otherwise due may be made at an earlier date. See “Nonqualified Deferred Compensation” above.

Under the arrangements described above, upon other events of termination (e.g., voluntary resignation, retirement), the Named Executive Officers would receive a payment for accrued salary and bonus, as well as the right to the value of already vested equity awards, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees. Further, if the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, unvested RSUs and PSUs, and other unvested long-term incentives would be immediately forfeited and cancelled.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee charter provides that the committee will review all material transactions between us and related parties to determine that such transactions are fair, reasonable and in our best interests. Management shall not cause us to enter into any new related-party transaction unless the Audit Committee approves that transaction. In addition, our Code of Business Conduct and Ethics discourages conflicts of interests with the Company and requires associates to disclose certain business opportunities to the Company.

In fiscal 2017, the Company was not involved in any transactions with directors, executive officers or greater-than-5% stockholders that require disclosure under applicable SEC rules.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal 2018. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of E&Y to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of E&Y as the Company’s independent registered public accounting firm for fiscal 2018 at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of E&Y will be at the annual meeting to answer your questions and to make a statement if they so desire.

The board recommends that you vote “FOR” the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Rexnord’s management and independent auditors throughout the financial reporting process and approves the hiring, retention and fees paid to the independent auditors. The board of directors has adopted a written charter for the Audit Committee, which includes among other things, the duties and responsibilities of the Audit Committee; the current version of the charter is available on Rexnord’s website. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal 2017, the Audit Committee discussed with management its evaluation of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2017, and discussed with the independent auditors their evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. Each of Messrs. Bartlett, Crandall and Moore is independent as independence is defined in Rule 10A-3 of the Securities Exchange Act and under the NYSE listing standards.

In connection with its function to oversee and monitor the financial reporting process of Rexnord and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2017, with Rexnord management;

•

discussed with E&Y, Rexnord’s independent auditors, those matters which are required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 1301, “Communications with Audit Committees”; and

•

received the written disclosure and the letter from E&Y required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Rexnord’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017. The Audit Committee further confirmed the independence of E&Y.

Members of the Audit Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Mark S. Bartlett (Chair)

Theodore D. Crandall

George C. Moore

AUDITORS

Fees and Services

Fees (including reimbursements for out-of-pocket expenses) paid to E&Y for services in fiscal 2017 and 2016 were as follows:

	2017	2016
Audit fees:	$2,699,000	$2,178,000
Audit-related fees:	0	165,000
Tax fees:	1,294,000	982,000
All other fees:	0	0

The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees included services and expenses related to the fiscal 2017 and 2016 annual financial statement audits, including quarterly reviews and certain statutory audits of foreign subsidiaries, as well as, in fiscal 2017, fees and expenses related to the Company’s preferred stock offering and debt agreements. During fiscal 2016, audit-related services consisted of acquisition due diligence assistance. Tax services consisted of tax return preparation, tax audit assistance and various other tax-related consulting projects. The Audit Committee considered the compatibility of the audit and non-audit services provided by E&Y with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

All of the services described above were approved by the Audit Committee in advance of the services being rendered.

The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits, acquisition due diligence and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of E&Y as our auditor for fiscal 2018, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.

*    *    *    *    *

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

June 8, 2017

A copy (without exhibits) of Rexnord’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2017, will be provided without charge to each record or beneficial owner of shares of Rexnord’s common stock as of the May 30, 2017 Record Date on the written request of that person directed to: Investor Relations, Rexnord Corporation, 247 Freshwater Way, Suite 300, Milwaukee, Wisconsin 53204. See also page 1 of this Proxy Statement. In addition, copies are available on Rexnord’s website at www.rexnord.com.

ANNUAL MEETING OF STOCKHOLDERS OF

To Be Held At:

Water Council Building

247 Freshwater Way

Milwaukee, Wisconsin 53204

July 27, 2017

9:00 a.m. Central Time

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the webpage.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or call 1-718-921-8500 from other countries from any touchtone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement, annual report and proxy card are available at http://www.astproxyportal.com/ast/17558

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

∎	20330000000000000000 9	072717

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. The election of each of the following nominees as a director for a three-year term expiring in fiscal 2021 (except as marked to the contrary below): NOMINEES:				2. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2018.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Thomas D. Christopoul O Paul W. Jones O John S. Stroup

In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed in Proposal 1 and “FOR” Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

∎

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

0                         ⬛

REXNORD CORPORATION

247 Freshwater Way, Suite 300

Milwaukee, Wisconsin 53204

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Rexnord Corporation held of record by the undersigned as of the close of business on May 30, 2017, at the Annual Meeting of Stockholders to be held at the Water Council Building, 247 Freshwater Way, Milwaukee, Wisconsin 53204, on July 27, 2017, at 9:00 a.m. Central Time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

⬛ 1.1	14475 ⬛